EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                NEWS RELEASE


Contact: Fran Barsky
         Investor Relations Manager
         Cree, Inc.
         (T) 919-313-5397
         (F) 919-313-5615
         Fran_Barsky@Cree.com


       CREE REPORTS RECORD REVENUE FOR FOURTH QUARTER AND FISCAL YEAR 2003
                Company Reports Record Net Income For Fiscal Year
             Fourth Quarter Revenue Grew 69% Over Prior Year Period



Durham, NC, July 29, 2003 - Cree, Inc. (Nasdaq: CREE) today reported record revenue for fiscal year 2003 of $229,822,000, an increase of 48 percent, compared to revenue of $155,434,000 for fiscal year 2002. Product revenue increased 49 percent to $202,962,000 over the $136,230,000 reported in the prior year. Net income rose to $34,901,000, or $0.46 per diluted share, compared to a net loss of $101,723,000, determined in accordance with GAAP, or a loss of $1.40 per diluted share, reported in the year ago period.

For the fourth quarter of fiscal 2003, the company reported record revenue of $64,061,000, a 69 percent increase over the $37,800,000 reported for the prior year period. Net income was $11,391,000, or $0.15 per diluted share, compared to the loss of $22,521,000, or a loss of $0.31 per diluted share, reported in the comparable period for the prior year.

Chuck Swoboda, President and Chief Executive Officer of Cree stated, "We have delivered strong revenue and earnings growth, both for the fourth quarter and the year, as a result of our investment in R&D and solid execution across the company. We will continue to focus on creating new products that enable our customers to win in the market."

Cree, Inc. will host a conference call at 5:00 p.m. ET today to review the highlights of the fourth quarter and fiscal 2003 results. The conference call will be available to all interested parties through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "Investor Info" for webcast details. The call will be archived and available on the website through August 14, 2003.

Supplemental financial information is available under "Q4 '03 Financial Metrics" in the "Investor Info" section of Cree's web site at http://www.cree.com/about/share.htm.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results could differ materially due to a number of factors, including risks associated with our pending securities and other litigation, such as the considerable management time and attention required and substantial expenses incurred regardless of its outcome and the potential impact of an adverse result of the lawsuits filed against us and certain named executives and directors. In addition, our board of directors has appointed a special committee of the board to investigate allegations made in one of the lawsuits against us, and the SEC has requested that we provide information in response to an informal inquiry. The outcome of the internal investigation or the SEC inquiry could adversely affect our operations and financial statements, including the results announced today. Furthermore, we are subject to risks associated with the production ramp-up for our new products such as our XBright(R) LED chips and our LDMOS 8 RF transistor product family, including risks that we will be unable to achieve necessary improvements to these products as well as the possibility of unexpected delays, increased costs and manufacturing difficulties or less than expected market acceptance; risks resulting from the concentration of our business among few customers including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; uncertain product demand; risks from increased competition; uncertainty regarding economic conditions; uncertainty whether we can achieve our targets for increased yields and cost reduction needed to protect our margins; risks associated with the planned release of new products under development, including the possibility we will be unable to develop and manufacture commercially viable versions of such products; risks that our investments in third parties will generate losses; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports filed with the Commission.

Cree, the Cree logo and XBright are registered trademarks of Cree, Inc.

                               -- Tables Follow --

                                          CREE, INC.
                             CONSOLIDATED STATEMENTS OF OPERATIONS
                             (in thousands, except per share data)



                                          Three Months Ended             Twelve Months Ended
                                        06/29/2003   06/30/2002        06/29/2003   06/30/2002
                                        ----------   ----------        ----------   ----------
Product revenue                          $ 57,813     $ 32,212          $202,962     $136,230
Contract revenue                            6,248        5,588            26,860       19,204
                                        ----------   ----------        ----------   ----------
Total revenue                              64,061       37,800           229,822      155,434

Cost of product sales                      30,063       17,993           109,726       78,249
Cost of contract sales                      5,103        4,105            20,926       13,827
                                        ----------   ----------        ----------   ----------
Total cost of sales                        35,166       22,098           130,652       92,076

Gross profit                               28,895       15,702            99,170       63,358

Operating expenses:
Research and development                    8,834        7,845            31,203       28,026
Sales, general and administrative           5,333        7,770            26,326       25,618
Amortization of purchased intangibles           -            -                 -        6,765
Other expense                                  77          120             1,969       97,223
                                        ----------   ----------        ----------   ----------
Income (loss) from operations              14,651          (33)           39,672      (94,274)

Other non operating (income) expense         (488)      30,052            (3,376)      41,848
Net interest income                           254        1,212             4,116        5,708
                                        ----------   ----------        ----------   ----------
Income (loss) before income taxes          15,393      (28,873)           47,164     (130,414)

Income taxes (benefit)                      4,002       (6,352)           12,263      (28,691)
                                        ----------   ----------        ----------   ----------
Net income (loss)                        $ 11,391     $(22,521)         $ 34,901    $(101,723)
                                        ==========   ==========        ==========   ==========
Net income (loss) per share, diluted     $   0.15      $ (0.31)         $   0.46     $  (1.40)
                                        ==========   ==========        ==========   ==========

Weighted average shares of common
   stock outstanding, basic                73,719       72,683            73,196       72,718

Weighted average shares of common
   stock outstanding, diluted              76,194       72,683            75,303       72,718

                                           CREE, INC.
                                  OPERATING SEGMENT INFORMATION
                                         (in thousands)


                                                Three Months Ended         Twelve Months Ended
                                              06/29/2003  06/30/2002      06/29/2003  06/30/2002
                                              ----------  ----------      ----------  ----------

Revenue:

Cree*                                         $  63,361   $  33,950       $ 227,025   $ 130,639
Cree Microwave                                      700       3,850           2,797      24,795
                                              ----------  ----------      ----------  ----------
Total revenue                                 $  64,061   $  37,800       $ 229,822   $ 155,434
                                              =========   =========       ==========  ==========

Net income (loss) before income taxes:

Cree*                                         $  18,831   $ (28,119)      $  59,050   $ (41,030)
Cree Microwave                                   (3,438)       (754)        (11,886)    (89,384)
                                              ----------  ----------      ----------  ----------
Total net income (loss) before income taxes   $  15,393   $ (28,873)      $  47,164   $(130,414)
                                              ==========  ==========      ==========  ==========


* Includes interest income and other segment operating results

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                         Balance Sheet
                                                  06/29/2003        06/30/2002
                                                  ----------        ----------
Assets:
Current assets:
Cash & equivalents & short term investments        $ 140,037         $ 106,140
Marketable securities                                      -             6,008
Accounts receivable, net                              43,901            34,592
Inventory                                             17,674            17,966
Current portion of deferred taxes                      2,968             3,322
Other current assets & prepaids                        4,775             5,877
                                                  ----------        ----------
Total current assets                                 209,355           173,905

Property, plant & equipment, net                     251,346           211,685
Long-term investments held to maturity                58,794            64,225
Long term portion deferred income taxes               20,934            27,365
Deposits                                                 236             5,471
Patents, net                                           7,146             4,251
Other assets                                          15,883            17,293
                                                  ----------        ----------
Total assets                                       $ 563,694         $ 504,195
                                                  ==========        ==========

Liabilities & Shareholders' Equity:
Current liabilities:
Accounts payable trade                             $  14,916         $  13,075
Accrued salaries & other expenses                     13,375             8,979
                                                  ----------        ----------
Total current liabilities                             28,291            22,054

Long term liabilities:
Other long term liabilites                                31                37
                                                  ----------        ----------
Total long term liabilities                               31                37

Shareholders' Equity:
Common stock                                              92                90
Additional paid in capital                           526,317           508,432
Deferred compensation                                   (218)             (696)
Retained earnings (accumulated deficit)                9,181           (25,722)
                                                  ----------        ----------
Total shareholders' equity                           535,372           482,104
                                                  ----------        ----------
Total liabilities & shareholders' equity           $ 563,694         $ 504,195
                                                  ==========        ==========